EXHIBIT 23


                       CONSENT OF INDEPENDENT ACCOUNTANTS



     We hereby consent to the incorporation by reference in the previously filed registration statement on Form S-8, dated June 12, 1996, and Form S-3, dated February 12, 1999, of CardioTech International, Inc. of our report dated May 25, 1999, except as to the information presented in the fourth paragraph of Note I, for which the date is June 25, 1999, which included an emphasis of matter going concern paragraph, on our audit of the consolidated financial statements of CardioTech International, Inc. as of March 31, 1999, and for each of the two years in the period ended March 31, 1999, which report is included in the Company's Annual Report on Form 10-KSB.

                                                      PricewaterhouseCoopers LLP



Boston, Massachusetts
June 29, 1999